As filed with the Securities and Exchange Commission on March 19, 2004

Registration No. 333-104286

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 5 TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3415036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Broad Street

Newark, NJ 07102

(973) 438-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Courter

Chief Executive Officer

IDT Corporation

520 Broad Street

Newark, NJ 07102

(973) 438-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joyce J. Mason, Esq.

General Counsel

IDT Corporation

520 Broad Street

Newark, NJ 07102

(973) 438-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)

Class B Common Stock, par value $.01 per share	480,018	$18.69	$8,969,136.33	$725.60
Class B Common Stock, par value $.01 per share	113,783	$21.34	$2,428,129.22	$307.64
Class B Common Stock, par value $.01 per share	307,280	$19.81	$6,087,207.13	$773.08

(1)	Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s Class B common stock as reported on the New York Stock Exchange (a) on November 11, 2003 with respect to the 480,018 shares added in Amendment No. 2, (b) on February 5, 2004 with respect to the 113,783 additional shares added in Amendment No. 3 and (c) on March 17, 2004 with respect to the 307,280 shares added in Amendment No. 5. Because the Class B Common Stock may be offered from time to time by the selling stockholders described herein, the Registrant does not know the actual price or prices at which the Class B Common Stock may be offered.

(2)	An aggregate of $2,440 was previously paid in connection with the initial filing of this Registration Statement on April 3, 2003 (including payment of fees with respect to shares that are not included in this Amendment No. 45). Accordingly, no additional fee is payable with this Amendment No. 5.

Pursuant to Rule 416 under the Securities Act, this Registration Statement also registers that number of additional shares of Class B common stock that may become issuable pursuant to anti-dilution provisions of the warrant held by one of the selling stockholders.

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on the date the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders may not sell these securities nor may they accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

901,081 Shares

IDT Corporation

Class B Common Stock

This prospectus covers 901,081 shares of IDT Corporation’s Class B common stock which the selling stockholders identified in this prospectus under “Selling Stockholders” may offer and sell from time to time.

Our Class B common stock currently trades on the New York Stock Exchange under the symbol “IDT.” The last reported sales price of our Class B common stock on the New York Stock Exchange on March 17, 2004 was $19.81.

Investing in our Class B common stock involves risks which are described under “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2004.

-i-

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act of 1933 with respect to our Class B common stock covered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and our Class B common stock, you should review the registration statement, including the exhibits to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, as well as the periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like IDT, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about IDT at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you about us by referring you to those documents. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed on October 29, 2003, as amended and restated in its entirety by Amendment No. 2 on Form 10-K/A, filed on February 10, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003, filed on December 15, 2003, as amended by Quarterly Report on Form 10-Q/A, filed on February 10, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004, filed on March 16, 2004;

•	our Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Stockholders of IDT Corporation, filed on November 4, 2003; and

•	our Information Statement on Schedule 14C, which contains the description of our Class B common stock, filed on June 12, 2000.

You may request a copy of these filings or any filings subsequently incorporated by reference into this prospectus at no cost, by writing or telephoning Joyce J. Mason, Esq., our General Counsel, at IDT Corporation, 520 Broad Street, Newark, NJ 07102, telephone number (973) 438-1000.

THE COMPANY

We are a multinational communications company that provides products and services to retail and wholesale customers worldwide. Our primary offerings are prepaid debit and rechargeable calling cards (which accounted for 58.9% of our total revenues for Fiscal 2003), wholesale telecommunications carrier services (where we transmit all or a portion of another telecom carrier’s traffic) and consumer phone services. We also operate several media and entertainment-related businesses, including a digital animation production company, a home video distribution company, a talk radio syndication network, a talk radio station in the Washington, D.C. metropolitan area and a call center business.

In providing calling card and wholesale carrier services, we utilize our network of more than 220 switches in the United States, Europe and South America, as well as our owned and leased capacity on 26 undersea fiber-optic circuits that operate on more than six different cable systems connecting our U.S. facilities with our international facilities and with third-party facilities in Europe, Latin America and Asia. We utilize other carriers’ networks in providing consumer phone services.

We have grown throughout our history, and our growth continued in Fiscal 2003. Our revenues grew to $1.8 billion in Fiscal 2003 from $1.6 billion in Fiscal 2002 and $1.2 billion in Fiscal 2001. We derive the majority or our revenues from our IDT Telecom, Inc., subsidiary, which comprises primarily our calling cards, consumer phone services and wholesale carrier services, which generated revenues of $1.6 billion in Fiscal 2003, $1.4 billion in Fiscal 2002 and $1.2 billion in Fiscal 2001.

We have incurred operating losses for the past three fiscal years and net losses for the past two fiscal years. For Fiscal 2003, our operating loss was $73.6 million, down from an operating loss of $440.3 million in Fiscal 2002 and an operating loss of $432.7 million in Fiscal 2001. In addition, we incurred a net loss in Fiscal 2003 of $17.5 million compared with a net loss of $303.3 million in Fiscal 2002 and net income of $532.4 million in Fiscal 2001. Our net loss in Fiscal 2003 included a $22.4 million gain on our sale of stock of IDT Media, Inc., our subsidiary, and a $58.0 million gain on the settlement by Net2Phone, our subsidiary, of litigation. Our net income in Fiscal 2001 included a gain of $1,037.7 million on our sale of stock of Net2Phone.

We have maintained the strength of our balance sheet during our growth and despite our operating losses. As of October 31, 2003, we had more than $1.0 billion in cash, cash equivalents, restricted cash and marketable securities and minimal long-term debt, primarily attributable to capital lease obligations. Our management believes that our strong balance sheet creates numerous business opportunities for us, including:

•	selling our services to significant customers who take comfort in our solid financial position;

•	enabling us to make strategic investments and acquisitions at attractive prices; and

•	expanding our network and the range of services and products that we provide at attractive prices.

We were incorporated in New York in 1990 as “International Discount Telecommunications Corp.” We were renamed IDT Corporation and reincorporated in Delaware in December 1995. Our main offices are located at 520 Broad Street, Newark, New Jersey 07102. Our headquarters telephone number is (973) 438-1000 and our Internet address is www.idt.net. Our Web site and information contained therein or incorporated therein is not intended to be a part of this prospectus and is not incorporated into this prospectus or our other filings with the SEC.

RISK FACTORS

Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our Class B common stock could decline due to any of these risks, and you may lose all or part of your investment. You should carefully consider these risks before investing in shares of our Class B common stock.

Risks Related to Our Telecommunications Businesses

Each of our telecommunications business lines is highly sensitive to declining prices, which may adversely affect our revenues and margins.

The worldwide telecommunications industry has been characterized in recent years by intense price competition, which has resulted in a significant decline in both our average per-minute price realizations and our average per-minute termination costs. Many of our competitors in both the retail telecommunications services (including prepaid calling cards, private label calling cards and consumer phone services) and wholesale carrier businesses have begun to aggressively price their services. This has led to continued erosion on pricing power, both in our retail and wholesale markets, and we have generally had to pass along our per minute cost savings to our customers, in the form of lower prices. Therefore, our telecommunications revenues have increased at a much slower rate. If this trend continues or increases, it could have a material adverse effect on the revenues and margins generated by our telecommunications business lines.

Because our prepaid calling cards generate the bulk of our revenue, our growth is substantially dependent upon continuing growth in that area, and we face significant competition.

During the fiscal year ended July 31, 2003, prepaid calling cards accounted for 64.5% of our IDT Telecom subsidiary’s total consolidated revenues, and we sold more than 267 million prepaid calling cards. We compete in the prepaid calling card market with many of the established facilities-based carriers, such as AT&T, MCI and Sprint. These companies are substantially larger and have greater technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. The resources of these competitors could significantly impact our ability to compete successfully.

We may not be able to obtain sufficient or cost-effective termination capacity to particular destinations to keep up with our growth.

Most of our telecommunications traffic is terminated through third-party providers. In order to keep pace with our growth of minutes of use, we may need to obtain additional termination capacity. We may not be able to obtain sufficient termination capacity from high-quality carriers to particular destinations or may have to pay significant amounts to obtain such capacity. This could result in our not being able to sustain growth in minutes of use or in higher costs per minute to particular destinations, which could adversely affect our revenues and margins.

Our customers, particularly our wholesale carrier customers, could experience financial difficulties which could adversely affect our revenues and profitability if we experience difficulties in collecting our receivables.

As a wholesale provider of international long distance services, we depend upon traffic from other long distance providers, and the collection of receivables from these customers. If continued weakness in the telecommunications industry reduces our ability to collect our accounts receivable from our major customers, particularly our wholesale carrier customers, our revenues may be substantially reduced. While our most significant customers vary from quarter to quarter, our five largest wholesale carrier customers accounted for 4.8% of our total consolidated revenues in the fiscal year ended July 31, 2003 compared with 3.7% in the fiscal year ended July 31, 2002. This concentration of revenues increases the risk of non-payment by customers, and we may experience significant write-offs related to the provision of wholesale carrier services if any of our large customers fail to pay their outstanding balances.

The termination of our carrier agreements with foreign partners or our inability to enter into carrier agreements in the future could materially and adversely affect our ability to compete in foreign countries, which could reduce our revenues and profits.

We rely upon our carrier agreements with foreign partners in order to provide our telecommunication services to our customers. These carrier agreements are for finite terms and, therefore, there can be no guarantee that these agreements will be renewed. Our ability to compete in foreign countries would be adversely affected if our carrier agreements with foreign partners were terminated or we were unable to enter into carrier agreements in the future to provide our telecommunications services to our customers, which could result in a reduction of our revenues and profits.

Our revenues and our growth will suffer if our distributors and sales representatives, particularly Union Telecard Alliance, LLC, fail to effectively market and distribute our prepaid calling card products and other services.

We rely on our distributors and representatives for marketing and distribution of our prepaid calling card products and other services. We hold a 51% ownership interest in Union Telecard Alliance, LLC, or UTA, which utilizes a network of more than 1,000 sub-distributors (ranging from large companies to sole proprietors) that sell to over 250,000 retail outlets throughout the United States to distribute our prepaid calling cards. In foreign countries, we are dependent upon our distributors and independent sales representatives, many of which also sell services or products of other companies. As a result, we cannot control whether these foreign distributors and sales representatives will devote sufficient efforts to selling our services. In addition, we may not succeed in finding capable retailers and sales representatives in new markets which we may enter. If our distributors or sales representatives fail to effectively market or distribute our prepaid calling card products and other services, our ability to generate revenues and grow our customer base could be substantially impaired.

Increased competition in the consumer and business telephone market, particularly from the regional bell operating companies, or RBOCs, could limit or reverse our growth in that area.

We offer consumer service to residential and business subscribers in the United States. The U.S. consumer phone service industry is characterized by numerous entities competing for a relatively static number of customers, leading to a high churn rate because customers frequently change long distance providers in response to offers of lower rates or promotional incentives. Competition in the U.S. to provide all local phone services is intense. Our primary competitors in the long distance market include major long distance carriers such as AT&T, MCI and Sprint and the Regional Bell Operating Companies, or RBOCs, in the states in which they entered the long distance market. Winstar competes with the RBOCs and the CLECs operating in the 22 markets in which Winstar is delivering its services. Competing against the RBOCs is extremely challenging. Each of the RBOCs continues to enjoy a virtual monopoly as the Incumbent Local Exchange Carrier, or ILEC, in its respective territory and most of the RBOCs are well funded. After a wave of consolidation, the four remaining RBOCs are (i) BellSouth, (ii) SBC Communications (including former Ameritech, Pacific Bell, Southwestern Bell and Southern New England Telephone), (iii) Qwest (including former US West) and (iv) Verizon (including former NYNEX, Bell Atlantic and GTE). These are all substantial companies. Verizon surpassed Sprint as the third largest consumer carrier some time ago. In a battle for market share, the RBOCs have considerable resources. Bundled all-distance voice service offerings began in the spring of 2002 with the MCI Neighborhood Plan. However, beginning in spring 2003, such service offerings began to gain noticeable market share, and we experienced significantly increased customer churn. The most aggressive of these recent bundled offers went a step beyond all-distance voice by tying in significantly discounted DSL (the technology that competes with cable to provide broadband Internet connections) and in some cases wireless and wi-fi.

Risks Related to Winstar

Winstar has incurred significant losses since its inception and our restructuring efforts may not be successful.

During the fiscal year ended July 31, 2003, our Winstar business generated operating losses of $88.8 million. In addition, we have engaged in a major restructuring program of our Winstar business, which restructuring has included downsizing our Winstar network, significantly reducing headcount, exiting its wireline resale business, exiting its fixed wireless business in certain smaller, unprofitable markets, and consolidating various facilities and functions into our existing facilities and business. We expect Winstar to continue to generate operating losses and to require funding for its capital expenditure needs for the foreseeable future. There can be no assurance that Winstar’s operating losses will decrease in the future or that our restructuring efforts will be ultimately successful.

Winstar has not achieved, and we do not expect it to achieve in the foreseeable future, significant market share for any of its services.

The RBOCs and CLECs have (i) long standing relationships with their customers; (ii) financial, technical and marketing resources substantially greater than we do; and (iii) the benefit of certain existing regulations that favor the ILECs over us in certain respects. We also expect to face competition from other current and potential market entrants, including interexchange (long distance) carriers such as AT&T, MCI and Sprint, seeking to enter, re-enter or expand entry into the local exchange market. A continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could also give rise to significant new competitors.

Winstar’s technology has not gained widespread acceptance.

Winstar’s fixed wireless and fiber network services may not achieve wide market acceptance relative to the alternative technologies used by its competitors to provide last-mile broadband communications services, such as:

•	digital subscriber line, or DSL, technology which allows for high-speed transmissions over traditional copper lines;

•	cable television lines, many of which are being converted for use as a two-way communications medium;

•	fiber-optic lines; and

•	satellite-based and other wireless systems.

The failure of Winstar’s fixed wireless services to gain wide market acceptance relative to the technologies described above, or other technologies, may render it unable to meet our operational and financial objectives and may have an adverse effect on our revenues and profitability.

Risks Related to Net2Phone

Net2Phone has never been profitable.

Net2Phone has never generated profits from operations, except for the fiscal year ended July 31, 2003, which would not have been profitable if not for a litigation settlement. Net2Phone’s aggregate revenues from inception to July 31, 2003 were approximately $500.2 million, and its accumulated deficit was approximately $760.5 million as of that date. Net2Phone will need to generate significant additional revenue to achieve profitability. Net2Phone may not be able to do so. Even if it does achieve profitability, we cannot assure you that Net2Phone will be able to sustain or increase profitability on a quarterly or annual basis in the future.

Net2Phone intends to pursue new streams of revenue, including from its cable telephony business, which it has not attempted to generate before and which may not be profitable.

In addition to its current revenue, Net2Phone is beginning to pursue new revenue opportunities, particularly from its cable telephony business. In fiscal 2003, Net2Phone devoted, and will continue to devote, significant capital and resources to the development of its cable telephony business, and we cannot ensure when or if this investment will be profitable. Net2Phone’s business models for its cable telephony business have not been tested and may not be attractive to potential cable operators and their customers.

Net2Phone has not tested its cable telephony service on a large scale or with multiple operators in multiple jurisdictions. We cannot be sure that its service offering will be scalable to the extent necessary to serve a large customer base or that its services will deliver sufficient reliability or quality on a large scale basis, or at all. Currently, Net2Phone Cable Telephony’s only customer is Liberty Cablevision of Puerto Rico, which is wholly owned by its affiliate, Liberty Media. Liberty Cablevision of Puerto Rico has a one-time right to terminate the agreement at will during April 2004. We cannot assure you that Net2Phone will obtain additional customers. The success of Net2Phone’s cable telephony business depends on its ability to do so.

Pricing pressures and increasing use of VoIP technology may lessen Net2Phone’s competitive pricing advantage.

Net2Phone’s success is based partly on its ability to provide discounted local and long distance telephone services by taking advantage of cost savings achieved by carrying voice traffic employing VoIP technology, as compared to carrying calls over traditional networks. In recent years, the price of telephone service has fallen. The price of telephone service may continue to fall for various reasons, including the adoption of VoIP technology by other communications carriers. Many carriers have adopted pricing plans such that the rates that they charge are not always substantially higher than the rates that Net2Phone charges for similar service. In addition, other providers of long distance services are offering unlimited or nearly unlimited use of some of their services for an attractive monthly rate. The overall effect of these developments may be to reduce the price of local and long distance calls to a point where Net2Phone no longer has a price advantage. Net2Phone would then have to rely on factors other than price to differentiate its product and service offerings, which it may not be able to do. If it is not able to do so, Net2Phone’s business, financial condition and results of operations may be materially and adversely affected.

Risk Related to Our Financial Performance and Growth Strategy

We have incurred significant losses since our inception, which could cause the trading price of our stock to decline.

We have incurred significant losses since inception. During the fiscal year ended July 31, 2003, we had a consolidated net loss of $17.5 million and a consolidated net loss of $303.3 million during the fiscal year ended July 31, 2002. If we are not able to achieve overall profitability or maintain any profitability that we do achieve, the trading price of our stock could be negatively affected.

Our growth strategy depends, in part, on our acquiring complementary businesses and assets and expanding our existing operations, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire other telecommunications and complimentary businesses and assets. We are also seeking to acquire other businesses within our IDT Media segment. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable businesses or assets to buy;

•	complete the purchase of those businesses on terms acceptable to us;

•	complete the acquisition in the time frame we expect;

•	improve the results of operations of the businesses that we buy and successfully integrate their operations into our own; and

•	avoid or overcome any concerns expressed by regulators, including antitrust concerns.

There can be no assurance that we will be successful in pursuing any or all of these steps. Our failure to implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, acquire those candidates that we find or integrate acquired businesses effectively or profitably.

We have in the past used, and may continue to use, our capital stock as payment for all or a portion of the purchase price for acquisitions. If we issue significant amounts of our capital stock for such acquisitions, this could result in substantial dilution of the equity interests of our stockholders.

Regulatory Risks

Federal, state, local and international government regulations may reduce our ability to provide services or make our business less profitable.

As a multinational enterprise, we are subject to varying degrees of regulation by federal, state, local and foreign regulators. The implementation, modification, interpretation and enforcement of these laws and regulations vary and can limit our ability to provide many of our services. Our ability to compete in our target markets depends, in part, upon favorable regulatory conditions and the favorable interpretations of existing laws and regulations. For example, the Federal Communications Commission (FCC) voted recently to preserve the unbundled network element platform (UNE-P), which allows competitors, like us, to lease local switches and lines from the ILECs at heavily discounted rates for the small business and residential markets. Any further regulatory change which results in either a higher mandated wholesale rate or in the ILECs’ ability to charge any rate they choose for such access would impair our ability to offer local phone service by leasing local switches and lines through the UNE-P method. In addition, the applicability and implementation of certain fees, taxes and surcharges to our business could lead to increased costs of operations and make our business less profitable.

We may become subject to increased price competition from other carriers due to federal regulatory changes in determining international settlement rates.

Revenues from international service reflect payments under agreements between us and foreign telecommunications administrations or private carriers, which are influenced by the guidelines of the international tariff and trade regulations and cover virtually all international calls to and from the United States. Various factors, including declining settlement rates, could affect the amount of net settlement payments from carriers to us in future years. These include increases in the proportion of outgoing as opposed to incoming calls. Federal regulatory changes in determining international settlement rates may adversely affect our revenues.

Federal and state regulations may be passed that could harm Net2Phone’s business.

Net2Phone’s ability to provide telecommunication services at attractive rates arises in large part from the fact VoIP services are not currently subject to the same regulation as traditional telephony. Because their services are not currently regulated to the same extent as traditional telephony, VoIP providers can currently avoid paying charges that traditional telephone companies must pay. Local exchange carriers are lobbying the FCC and the states to regulate VoIP on the same basis as traditional telephone services. The FCC and several states are examining this issue. If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the universal service fund or other charges. Regulations requiring compliance with the Communications Assistance for Law Enforcement Act, or provision of enhanced 911 services could also place a significant financial burden on Net2Phone depending on the technical changes required to accommodate the requirements. The imposition of any such additional fees, charges, taxes and regulations on IP communications services could materially increase Net2Phone’s costs and may limit or eliminate the competitive pricing advantage it currently enjoys.

Net2Phone has received letters from the states of California, Washington, Wisconsin and Florida directing it to register as a telecommunications provider. Net2Phone has responded to these letters by asserting that it is an information service and not a telecommunications provider and, therefore, is not subject to regulation under their laws. There can be no assurance that the states will accept Net2Phone’s position. If the states require Net2Phone to register as a telecommunications provider, Net2Phone may become subject to significant additional fees and charges. As a result, Net2Phone’s business, financial condition and results of operations could be materially and adversely affected.

Net2Phone’s ability to offer services outside the U.S. is subject to the local regulatory environment, which may be complicated and often uncertain.

Regulatory treatment of Internet telephony outside the United States varies from country to country. Net2Phone Global Services distributes its products and services through resellers that may be subject to telecommunications regulations in their home countries. The failure of these resellers to comply with these laws and regulations could reduce our revenue and profitability. Because of Net2Phone’s relationship with the resellers, some countries may assert that it is required to register as a telecommunications carrier in that country. In such case, Net2Phone’s failure to do so could subject it to fines or penalties. In addition, some countries are considering subjecting VoIP services to the regulations applied to traditional telephone companies. Regulatory developments such as these could have a material adverse effect on Net2Phone’s extensive international operations, from which it derived more than half of its revenue in fiscal 2003.

In many countries in which Net2Phone operates or its services are sold, the status of the laws that may relate to its services is unclear. Net2Phone cannot be certain that its customers, resellers, or other affiliates are currently in compliance with regulatory or other legal requirements in their respective countries, that they or we will be able to comply with existing or future requirements, and/or that they or we will continue in compliance with any requirements. Net2Phone’s failure or the failure of those with whom it transacts business to comply with these requirements could materially adversely affect its business, financial condition and results of operations.

Risk Related to Our Capital Structure

Holders of our Class B common stock have significantly less voting power than holders of our Class A common stock and our common stock.

Holders of our Class B common stock are entitled to one-tenth of a vote per share on all matters on which our stockholders are entitled to vote, while holders of our Class A common stock are entitled to three votes per share and holders of our common stock are entitled to one vote per share. As a result, the ability of holders of our Class B common stock to influence the management of our Company is limited.

IDT is controlled by its principal stockholder, which limits the ability of other stockholders to affect the management of IDT.

Howard S. Jonas, our Chairman of the Board and founder, is the beneficial owner of 11,643,170 shares of our common stock (which includes 9,816,988 shares of our Class A common stock, which are convertible into shares of our common stock on a 1-for-1 basis) and 6,150,156 shares of our Class B common stock, representing 56.3% of the combined voting power of our outstanding capital stock, as of March 15, 2004. Mr. Jonas is able to control matters requiring approval by our stockholders, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. As a result, the ability of any of our other stockholders to influence the management of our company is limited.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that contain the words “believes,” “anticipates,” “expects,” “plans,” “intends,” “foresees” and similar words and phrases. Actual results could differ from those projected in any forward-looking statements. Forward-looking statements are based on management’s current views and assumptions and involve known and unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks that are described under “Risk Factors” beginning on page 3. The forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth or incorporated herein from our reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, including our reports on Forms 10-K, 10-Q and 8-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B common stock by the selling stockholders. All net proceeds from the sale of Class B common stock will go to the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of each selling stockholder as to:

•	the number of shares of Class B common stock that are beneficially held by each selling stockholder and

•	the maximum number of shares that may be offered by each selling stockholder in this prospectus.

We cannot estimate the number of shares of Class B common stock that will be beneficially owned by the selling stockholders after completion of this offering because the selling stockholders may offer all, some or none of the shares of our Class B common stock beneficially owned by them prior to this offering, and may subsequently acquire beneficial ownership of other shares.

The shares of Class B common stock covered by this prospectus include:

(i)	68,935 shares issued to various stockholders of Horizon Global Trading, LLC and Horizon Real-Time Systems, Inc. (together, “Horizon”), as part of the purchase price for our January 2002 acquisition, through our subsidiary, IDT Horizon GT, Inc., of all the financial trading systems and related software assets of Horizon;

(ii)	86,083 shares issued to various stockholders of Film Roman, Inc. as the purchase price for our acquisition, in separate transactions, of shares of Film Roman common stock held by them;

(iii)	325,000 shares issuable from time to time upon exercise of a warrant issued to Rad-Bynet Properties (1999) Ltd. in partial consideration for our October 2003 acquisition of an interest in commercial property under construction. If construction proceeds, the warrant will be exercisable in increments, upon the attainment of certain construction milestones, for up to such number of shares of our Class B common stock having a market value of $6.5 million (determined on the dates of issuance), at an exercise price of $0.01 per share;

(iv)	51,692 shares issued to Approach, Inc. as the purchase price for our December 2003 acquisition, through our subsidiary IDT Media, Inc., of 28% of the outstanding common stock of Approach;

(v)	62,091 shares issued to Morgan Joseph & Co. Inc., an investment bank, as compensation for investment advisory services rendered in connection with our November 2003 acquisition, through our subsidiaries, IDT Entertainment, Inc. and TLL Dutch Holdings, B.V., of all of the outstanding stock of Anchor Bay Entertainment Inc. (U.S.), Anchor Bay International Limited (U.K.), Anchor Bay Entertainment U.K. Limited (U.K.) and North Coast Entertainment Company (Canada), and certain related assets, from Handleman Company; and

(vi)	307,280 shares issued to the shareholders of 1004606 Ontario Inc. and 999395 Ontario Inc., the sole shareholders of Dan Krech Productions, Inc., as the purchase price for our March 2004 acquisition, through our subsidiary, TLL Dutch Holdings, B.V., of all of the outstanding shares of 1004606 Ontario Inc. and 999395 Ontario Inc.

Under the terms of the foregoing transactions, we agreed that, among other things, we would file a registration statement covering the resale of the shares of Class B common stock owned by, or issuable to, the selling stockholders.

The information included below is based upon information provided by the selling stockholders. Except as indicated above or in the footnotes, none of the selling stockholders has had any position, office or other material relationship with us or our predecessors or affiliates within the past three years.

NAME OF SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING	PERCENTAGE OF OUTSTANDING SHARES OF CLASS B COMMON STOCK	NUMBER OF SHARES OFFERED HEREBY
Ken M. Blackstein(1)	16,188	*	16,188
Kenneth D. Nakdimen(2)	16,188	*	16,188
E. Brian Finkelstein(3)	12,771	*	12,303
Nelson Jimenez(4)	9,793	*	9,259
Luis C. Fernandez(5)	6,090	*	5,556
Robert Jagde(6)	6,137	*	5,556
Abilio S. Pereira(7)	7,995	*	3,885
Rad-Bynet Properties (1999) Ltd.(8)	325,000	*	325,000
Delaware State Employee’s Retirement Fund	11,718	*	11,718
Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc.	3,316	*	3,316
Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc.	2,323	*	2,323
Phil Roman(9)	51,160	*	51,160
James and Lana McNamara	3,116	*	3,116
Barry E. Silbert(10)	10,185	*	4,185
Lagunitas Partners LP(10)	48,340	*	6,140
Gruber & McBaine International(11)	15,327	*	2,327
J. Patterson McBaine(11)	7,448	*	1,798
Approach, Inc.	51,692	*	51,692
Morgan Joseph & Co., Inc.	62,091	*	62,091
Michel Audy and Yusuf A. Karbani, as trustees of the Jacqueline Lynette Spousal Trust(12)	120,761	*	120,761
Michel Audy and Yusuf A. Karbani, as trustees of the Daniel Krech Spousal Trust(12)	122,912	*	122,912
Daniel Krech and Jacqueline Lynette, as trustees of the Daniel J. Krech Family Trust(13)	63,607	*	63,607

Footnotes:

*	Represents beneficial ownership of less than one percent.

(1)	Mr. Blackstein is an employee of IDT Horizon GT, Inc.

(2)	Mr. Nakdimen is Chief Operating Officer of IDT Horizon GT, Inc.

(3)	Includes 468 shares of Common Stock held by Mr. Finkelstein in his 401(k) Plan. Mr. Finkelstein is Chief Executive Officer of Winstar Holdings, LLC and Executive Vice President of Business Development of IDT Corporation.

(4)	Includes 534 shares of Common Stock held by Mr. Jimenez in his 401(k) Plan. Mr. Jimenez is an employee of IDT Horizon GT, Inc.

(5)	Includes 534 shares of Common Stock held by Mr. Fernandez in his 401(k) Plan. Mr. Fernandez is an employee of IDT Horizon GT, Inc.

(6)	Includes 581 shares of Common Stock held by Mr. Jagde in his 401(k) Plan. Mr. Jagde is an employee of IDT Horizon GT, Inc.

(7)	Includes (a) 610 shares of Common Stock held by Mr. Pereira in his 401(k) Plan and (b) an option to purchase 3,500 shares of Class B common stock of IDT Corporation which is exercisable within 60 days. Mr. Pereira is Chief Financial Officer of Winstar Holdings, LLC.

(8)	Yehuda Zisapel and Zohar Zisapel exercise investment and voting control over the shares of Class B common stock beneficially owned by Rad-Bynet Properties (1999) Ltd.

(9)	Mr. Roman was until November 11, 2003 a director of, and consultant to, Film Roman, Inc., our subsidiary.

(10)	Includes 6,000 shares of IDT Corporation Common Stock also owned by Mr. Silbert.

(11)	Gruber & McBaine Capital Management, LLC is the general partner of Lagunitas Partners, L.P. Gruber & McBaine Capital Management, LLC is the investment adviser to Gruber & McBaine International. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Capital Management, LLC, and they and Eric B. Swergold are portfolio managers for Gruber & McBaine Capital Management, LLC. Gruber & McBaine Capital Management, LLC has discretionary investment power over the portfolio securities held by Lagunitas Partners, L.P. and Gruber & McBaine International, including the power to vote such securities. In addition to the shares of Class B common stock owned by Lagunitas Partners, L.P., Gruber & McBaine International and J. Patterson McBaine, Gruber & McBaine Capital Management, LLC, Jon D. Gruber or J. Patterson McBaine have discretionary investment power over 60,450 shares of Class B common stock of IDT Corporation owned by others.

(12)	Neither Michel Audy nor Yusuf A. Karbani have any pecuniary interest in either of the Jacqueline Lynette Spousal Trust or the Daniel Krech Spousal Trust. The beneficiary of the Jacqueline Lynette Spousal Trust is Daniel Krech. The beneficiary of the Daniel Krech Spousal Trust is Jacqueline Lynette. See footnote 13.

(13)	Daniel Krech is the President, and Jacqueline Lynette is the Chief Executive Officer, of Dan Krech Productions Inc., an indirect wholly owned subsidiary of IDT Corporation.

PLAN OF DISTRIBUTION

We are registering the shares offered hereby on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer. Sales of the shares offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in any securities exchange or market in which our Class B common stock may in the future be traded, in privately negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares offered hereby for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders will be responsible for payment of any brokerage commissions and similar selling expenses, as well as the fees and expenses of their counsel. We will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation and filing of the registration statement of which this prospectus is a part and in complying with all applicable securities laws.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because a selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to their sales in the market.

A selling stockholder also may resell all or a portion of the shares offered hereby in an open market transaction in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the names of the selling stockholder(s) and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	other facts material to the transaction.

In addition, upon our being notified by a selling stockholder that a donee, pledgee, non-sale transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

VALIDITY OF SHARES

The validity of our Class B common stock offered hereby has been passed upon for IDT Corporation by its General Counsel, Joyce J. Mason, Esq. Ms. Mason is Senior Vice President, General Counsel, Secretary and a director of the Company and is the beneficial owner of 16,368 shares of Common Stock and 265,658 shares of Class B Common Stock, including 4,640 shares of Common Stock and 14,335 shares of Class B Common Stock held by members of her immediate family, 10,380 shares of Common Stock, 14,145 shares of Class B Common Stock, 1,411 shares of Common Stock in Ms. Mason’s 401(k) Plan, 13,333 shares of restricted stock granted under our 1996 Stock Option and Incentive Plan, as amended and restated, which are subject to certain restrictions and forfeiture upon certain events as set forth in that Plan and the agreement pursuant to which they were granted, and 236,832 shares of Class B Common Stock issuable upon the exercise of employee stock options exercisable within 60 days of March 15, 2004. Ms. Mason is the sister of Howard Jonas, our Chairman.

EXPERTS

The consolidated financial statements and schedule of IDT Corporation appearing in IDT’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended July 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. We have not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class B common stock.

901,081 Shares

IDT Corporation

Class B Common Stock

Prospectus

March     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by the Registrant in connection with the issuance and distribution of the Class B common stock offered by the selling stockholders hereby (which do not include brokerage commissions and similar selling expenses, which are payable by the selling stockholders). All amounts are estimated except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$1,806.32
Legal Fees and Expenses	$70,000.00
Accounting Fees and Expenses	$10,000.00
Printing Fees	$5,000.00
Miscellaneous	$5,000.00

Total	$91,806.32

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify the person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or other court shall deem proper. The statute provides that the provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders’ or disinterested directors’ vote or otherwise.

As permitted by Section 102(b)(7) of the DGCL, our certificate of incorporation includes a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we shall indemnify our directors and officers, and, to the extent our board at any time authorizes, employees or agents, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any officer or director or other person entitled to indemnification in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of the action or proceeding, provided that we receive an undertaking by or on behalf of the officer or director or other person to repay the amount if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that the officer or director or other person is not entitled to indemnification.

The Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 16.	EXHIBITS

The exhibits to this Registration Statement are listed in the Exhibit Index herein.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relation to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Amendment No. 5 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, as of March 18, 2004.

IDT CORPORATION

By:	/s/ JAMES A. COURTER

James A. Courter Vice Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities indicated as of March 18, 2004.

*

Howard S. Jonas Chairman of the Board and Director

/s/ JAMES A. COURTER

James A. Courter Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)

*

Stephen R. Brown Chief Financial Officer, Treasurer and Director (Principal Financial Officer)

*

Marcelo Fischer Chief Accounting Officer and Controller (Principal Accounting Officer)

*

Ira A. Greenstein Director

*

Joyce J. Mason Director

*

Marc E. Knoller Director

*

Moshe Kaganoff Director

*

J. Warren Blaker Director

*

Rudy Boschwitz Director

*

Saul K. Fenster Director

*

Jack F. Kemp Director

*

Michael J. Levitt Director

*

James S. Gilmore, III Director

*

William Arthur Owens Director

*

William F. Weld Director

*BY:	/S/ JAMES A. COURTER

James A. Courter Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document	Location

5.1	Opinion of Joyce J. Mason, Esq. regarding legality	Filed herewith

23.1	Consent of Ernst & Young	Filed herewith

23.2	Consent of Joyce J. Mason, Esq.	Included in Exhibit 5.1